EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C.  20549

We are aware that Ideon Group, Inc., has included our report relating to the consolidated financial statements of SafeCard Services, Incorporated, dated February 6, 1995, except for Note 1, as to which the date is March 24, 1995, (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of this Registration Statement on Form S-8 to be filed on or about May 11, 1995. We are also aware of our responsibilities under the Securities Act of 1933.

PRICE WATERHOUSE LLP

Denver, Colorado
May 11, 1995